Exhibit 99.1

        Pacific Capital Bancorp CEO Announces Retirement Plans


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Oct. 12, 2006--Pacific Capital Bancorp (Nasdaq:PCBC) today announced the retirement plans of William S. Thomas, Jr., the Company's President and Chief Executive Officer. Mr. Thomas, who turns 63 next month, has indicated that he will continue to serve at the discretion of the Board of Directors as the Company's President and CEO until his successor is selected. At that time, Mr. Thomas will formally retire as President & CEO and resign from the Board of Directors. Following that date, he will assume a key role in Pacific Capital Bancorp's community relations efforts. Mr. Thomas and the Company have entered into an employment agreement that provides for this transition.

    Edward E. Birch, Chairman of the Board of Pacific Capital Bancorp, said that the Company will select a national executive search firm to assist with identifying Mr. Thomas' successor as President & CEO. Mr. Birch indicated that the process, which is already underway, will include a full review of both internal and external candidates.

    "We are in the process of engaging a premier firm to assist us with the critical task of selecting a new CEO," said Mr. Birch. "We appreciate the flexibility Tom has provided for his retirement date so that we can conduct a thorough search and evaluation process and select an individual who is well suited to lead our Company into the future," said Mr. Birch.

    "Under Tom's leadership, Pacific Capital Bancorp has firmly established itself as the leading community bank along the Central Coast of California and created tremendous value for shareholders," said Mr. Birch. "All of our community bank brands are highly respected for their deep and generous commitment to the communities in which we live and do business, and Tom has played a vital role in advancing that core value these past 12 years. He is a respected and admired member of our community, and we are very pleased that he will assist us with further strengthening our community partnerships."

    "I have thoroughly enjoyed my tenure with one of the country's most outstanding community banks," said Mr. Thomas. "Leading our growth along the Central Coast and into our adjacent markets has been a tremendously satisfying period in my 37-year banking career. When I joined the Company 12 years ago, we had 12 branches, 480 employees, $1 billion in assets, and a market capitalization of $125 million. Today, we have 48 branches, 1,600 staff members, $7.2 billion in assets, and a market capitalization of approximately $1.3 billion.

    "We have just completed a comprehensive strategic plan that charts the Company's course over the next decade," said Mr. Thomas, "and I am very excited about the opportunities ahead for Pacific Capital Bancorp. However, it is a course that warrants a new leader who can commit to lead this great company well into the next decade for the benefit of our employee team, our customers and our shareholders. The timing is right for me and the Company to begin to wind down my career, and I'm very proud to be able to do so at such an outstanding and quality organization.

    "Following my retirement as CEO, I'm looking forward to playing an active role in our organization's community partnerships," said Mr. Thomas. "Our community banks are major contributors, financially and in volunteer hours, in all of our Central Coast markets. I am excited about participating in those efforts as we explore how to enhance the positive impact we have on our communities through these important partnerships."

    Mr. Thomas joined Santa Barbara Bank & Trust, a brand of Pacific Capital Bancorp, in 1994 as Manager of the Trust & Investment Services Division. He was named President & Chief Operating Officer of the Bank in 1996, and President & CEO of the holding company in 2000. He has served on the Company's Board of Directors since 1995. Mr. Thomas began his financial services career in 1969 at Chase Manhattan Bank in New York and held senior management positions with Security Pacific National Bank for 16 years and then with Bank of America following the merger of those two companies. He is a 1965 graduate of the University of California, Berkeley, and also holds an MBA from the University of Southern California.

    Pacific Capital Bancorp is the holding company for Pacific Capital Bank, N.A., a nationally chartered bank that does business on the Central Coast of California under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions about the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, Senior Vice President
             Director, Investor Relations
             805-884-6680
             Debbie.Whiteley@pcbancorp.com